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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): May 12, 2000


                                 TELEVIDEO, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                       0-11552                94-2383795
(State or other jurisdiction          (Commission           (I.R.S. Employer
   of incorporation)                  File Number)         Identification No.)

                   2345 Harris Way, San Jose, California 95131
          (Address of principal executive offices, including Zip Code)

                                 (408) 954-8333
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS

INVESTMENT IN KEYIN TELECOM CO. LTD.

         On May 12, 2000, TeleVideo, Inc. ("the Company") purchased an aggregate of 15,278 ordinary shares of Keyin Telecom Co. Ltd.("Keyin"). Keyin is a private company located in Seoul, Korea, which is engaged in developing powerline communications technology. The Company's investment in Keyin represents a 5.75% interest in this privately-held corporation. The cash investment of $2,522,972 will be accounted for on the cost method of accounting. The purchase price and other terms of the investment were arrived at by negotiation between the Company and Keyin, with the per share price determined by the Keyin Board of Directors in good faith based on financial and business information and other relevant factors currently known to and considered by the Keyin board members. The purchase price was paid for out of the Company's working capital.

         The Company has the right to participate in future sales of Keyin securities to maintain its proportionate interest in Keyin. In the event the Company wants to sell all or a portion of its shares, it has given Keyin and its controlling shareholder, who is also its President and Chief Executive Officer, a right of first refusal to purchase the shares. Keyin also agreed to keep the Company expressly advised regarding certain specified kinds of events and transactions that could materially impact Keyin's business, capital structure and financial condition. Keyin has agreed that it will not transfer its powerline communications ("PLC") technology to a third party without the prior written consent of the Company, except in the context of a strategic technology transfer agreement approved by the Keyin Board. The restrictions and promises in the agreement will terminate at such time as the Company has sold at least 70% of the shares it acquired under the agreement.

         The investment agreement also contemplates that TeleVideo will participate in a strategic alliance with Keyin under the terms of which TeleVideo will support Keyin in its overseas marketing and sales activities related to Keyin's PLC technology. In addition, TeleVideo and Keyin will cooperate to incorporate Keyin's PLC technology into TeleVideo's computer products, including the Tele-Client series. The parties contemplate entering into a separate sales and marketing agreement to more fully document the terms and conditions of the strategic relationship.

INVESTMENT IN BIOMAX CO, LTD.

         On May 12, 2000, the Company purchased an aggregate of 45,000 ordinary shares of Biomax Co., Ltd. ("Biomax"). Biomax is a startup company with its principal offices located in Seoul, Korea, which is engaged in developing an herbal product to help lower cholesterol levels in humans. Its existing technology was developed by and obtained from the Korea Research Institute of Bioscience and Biotechnology.

         The Company's investment in Biomax represents a 15% interest in this privately-held corporation. The cash investment of $917,431 will be accounted for on the cost method of accounting. The purchase price and other terms of the investment were arrived at by negotiation between the Company and Biomax, with the per share price determined by the Biomax Board of Directors in good faith based on financial and business information and other

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relevant factors currently known to and considered by the Biomax board members. The purchase price was paid for out of the Company's working capital.

         The agreement gives the Company the right to nominate one member to the Biomax Board of Directors. Dr. K. Philip Hwang, the Company's Chairman of the Board and Chief Executive Officer, was nominated and elected to the Biomax board.

         The Company has the right to participate in future sales of Biomax securities to maintain its proportionate interest in Biomax. In the event the Company wants to sell all or a portion of its shares, it has given Biomax and Biomax's President, who is its controlling shareholder, a right of first refusal to purchase the shares. The controlling shareholder also must obtain the Company's prior written consent in order to sell over 10% of Biomax. Biomax also agreed to discuss with the Company certain specified kinds of events and transactions that could materially impact Biomax's business, capital structure and financial condition. The agreement further prohibits Biomax from sharing its technology with third parties or assisting with research and development efforts of third parties without the prior written consent of the Company, other than in the normal course of business, and further prohibits the controlling shareholder from engaging in businesses that could compete with Biomax. The restrictions and promises in the agreement will terminate at such time as the Company has sold at least 70% of the shares it acquired under the agreement.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         The following exhibits are filed as part of this Current Report on Form 8-K:

10.1 Share Subscription Agreement, dated as of March 27, 2000, by and among TeleVideo, Inc., Biomax Co., Ltd. and Park Jin-Woo

10.2 Investment Agreement, dated as of February 15, 2000, by and between TeleVideo, Inc. and Keyin Telecom Co., Ltd.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Date:    June 1, 2000

                                            TELEVIDEO, INC.



                                            By: /s/ K. Philip Hwang
                                                ------------------------------
                                                K. Philip Hwang
                                                CHAIRMAN OF THE BOARD AND
                                                CHIEF EXECUTIVE OFFICER







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                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                         EXHIBIT DESCRIPTION
-------                        -------------------

10.1 Share Subscription Agreement, dated as of March 27, 2000, by and among TeleVideo, Inc., Biomax Co., Ltd. and Park Jin-Woo

10.2 Investment Agreement, dated as of February 15, 2000, by and among TeleVideo, Inc. Keyin Telecom Co., Ltd. and Gi Won Lee